UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549


                                  SCHEDULE 13G
                                 (Rule 13d-102)

 INFORMATION TO BE INCLUDED IN STATEMENTS FILED PURSUANT TO RULES 13D-1(B)(C),
         AND (D) AND AMENDMENTS THERETO FILED PURSUANT TO RULE 13D-2(B)

                                (Amendment No.)*


                           OraSure Technologies, Inc.
--------------------------------------------------------------------------------
                                (Name of Issuer)


                        Common Stock, $.000001 par value
--------------------------------------------------------------------------------
                         (Title of Class of Securities)

                                   68554V 10 8
                    ----------------------------------------
                                 (CUSIP Number)





                               September 29, 2000
--------------------------------------------------------------------------------
             (Date of Event which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

       [ ]   Rule 13d-1(b)

       [X]   Rule 13d-1(c)

       [ ]   Rule 13d-1(d)

* The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 (the "Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

-----------------------------                       ---------------------------
CUSIP No.  68554V 10 8                  13G           PAGE 2 OF 7 PAGES
-----------------------------                       ---------------------------

--------------------------------------------------------------------------------
1       NAMES OF REPORTING PERSONS:
        I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

        Sawtooth Capital Management, Inc.
        95-4498203
--------------------------------------------------------------------------------
2       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
        (See Instructions)                                              (a) [X]
                                                                        (b) [ ]
--------------------------------------------------------------------------------
3       SEC USE ONLY

--------------------------------------------------------------------------------
4       CITIZENSHIP OR PLACE OF ORGANIZATION

        Delaware
--------------------------------------------------------------------------------
                        5       SOLE VOTING POWER

                                0
      NUMBER OF         --------------------------------------------------------
        SHARES          6       SHARED VOTING POWER
     BENEFICIALLY
       OWNED BY                 1,997,615
         EACH           --------------------------------------------------------
      REPORTING         7       SOLE DISPOSITIVE POWER
        PERSON
         WITH                   0
                        --------------------------------------------------------
                        8       SHARED DISPOSITIVE POWER

                                1,997,615
--------------------------------------------------------------------------------
9         AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

          1,997,615
--------------------------------------------------------------------------------
10        CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES
                                                                            [ ]
--------------------------------------------------------------------------------
11        PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

          5.5%
--------------------------------------------------------------------------------
12        TYPE OF REPORTING PERSON

          CO
--------------------------------------------------------------------------------

-----------------------------                       ---------------------------
CUSIP No.  68554V 10 8                  13G           PAGE 3 OF 7 PAGES
-----------------------------                       ---------------------------

--------------------------------------------------------------------------------
1       NAMES OF REPORTING PERSONS:
        I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

        Sawtooth Capital Management, L.P.
        95-4507334
--------------------------------------------------------------------------------
2       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
        (See Instructions)                                              (a) [X]
                                                                        (b) [ ]
--------------------------------------------------------------------------------
3       SEC USE ONLY

--------------------------------------------------------------------------------
4       CITIZENSHIP OR PLACE OF ORGANIZATION

        Delaware
--------------------------------------------------------------------------------
                        5       SOLE VOTING POWER

                                0
      NUMBER OF         --------------------------------------------------------
        SHARES          6       SHARED VOTING POWER
     BENEFICIALLY
       OWNED BY                 1,997,615
         EACH           --------------------------------------------------------
      REPORTING         7       SOLE DISPOSITIVE POWER
        PERSON
         WITH                   0
                        --------------------------------------------------------
                        8       SHARED DISPOSITIVE POWER

                                1,997,615
--------------------------------------------------------------------------------
9         AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

          1,997,615
--------------------------------------------------------------------------------
10        CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES
                                                                            [ ]
--------------------------------------------------------------------------------
11        PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

          5.5%
--------------------------------------------------------------------------------
12        TYPE OF REPORTING PERSON

          PN, IA
--------------------------------------------------------------------------------

-----------------------------                       ---------------------------
CUSIP No.  68554V 10 8                  13G           PAGE 4 OF 7 PAGES
-----------------------------                       ---------------------------

--------------------------------------------------------------------------------
1       NAMES OF REPORTING PERSONS:
        I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

        Bartley Boyd Blout
--------------------------------------------------------------------------------
2       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
        (See Instructions)                                              (a) [X]
                                                                        (b) [ ]
--------------------------------------------------------------------------------
3       SEC USE ONLY

--------------------------------------------------------------------------------
4       CITIZENSHIP OR PLACE OF ORGANIZATION

        United States
--------------------------------------------------------------------------------
                        5       SOLE VOTING POWER

                                0
      NUMBER OF         --------------------------------------------------------
        SHARES          6       SHARED VOTING POWER
     BENEFICIALLY
       OWNED BY                 1,997,615
         EACH           --------------------------------------------------------
      REPORTING         7       SOLE DISPOSITIVE POWER
        PERSON
         WITH                   0
                        --------------------------------------------------------
                        8       SHARED DISPOSITIVE POWER

                                1,997,615
--------------------------------------------------------------------------------
9         AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

          1,997,615
--------------------------------------------------------------------------------
10        CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES
                                                                            [ ]
--------------------------------------------------------------------------------
11        PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

          5.5%
--------------------------------------------------------------------------------
12        TYPE OF REPORTING PERSON

          IN
--------------------------------------------------------------------------------

-----------------------------                       ---------------------------
CUSIP No.  68554V 10 8                  13G           PAGE 5 OF 7 PAGES
-----------------------------                       ---------------------------



Item 1(a).        NAME OF ISSUER.
                    OraSure Technologies, Inc. (the "Issuer")


Item 1(b).        ADDRESS OF ISSUER'S PRINCIPAL EXECUTIVE OFFICES.
                    8505 SW Creekside Place
                    Beaverton, Oregon  97008-7108


Item 2(a).        NAMES OF PERSONS FILING.
                    Sawtooth Capital Management, Inc.
                    Sawtooth Capital Management, L.P.
                    Bartley B. Blout
                    (collectively, the "Reporting Persons")


Item 2(b).        ADDRESS OF PRINCIPAL BUSINESS OFFICE OR, IF NONE, RESIDENCE.
                    1801 Century Park East,
                    Suite 460
                    Los Angeles, CA  90067



Item 2(c).        SEE ITEM 4 OF THE COVER SHEET FOR EACH REPORTING PERSON





Item 2(d). This statement relates to shares of common stock of the Issuer, par value $0.000001 per share ("Common Stock"), and options to acquire Common Stock.



Item 2(e).        CUSIP NUMBER
                    68554V108


Item 3.             N/A

                  If this statement is filed pursuant to ss.ss.240.13d-1(b) or 240.13d-2(b) or (c), check whether the person filing is a:

                  (a) [ ] Broker or dealer registered under section 15 of the Act (15 U.S.C. 78o).

                  (b) [ ] Bank as defined in section 3(a)(6) of the Act (15 U.S.C. 78c).

                  (c) [ ] Insurance company as defined in section 3(a)(19) of the Act (15 U.S.C. 78c).

                  (d) [ ] Investment company registered under section 8 of the Investment Company Act of 1940 (15 U.S.C. 80a-8).

                  (e) [ ] An    investment    adviser    in    accordance   with
ss.240.13d-1(b)(1)(ii)(E);

-----------------------------                       ---------------------------
CUSIP No.  68554V 10 8                  13G           PAGE 6 OF 7 PAGES
-----------------------------                       ---------------------------



                  (f) [ ] An  employee   benefit   plan  or  endowment  fund  in
accordance with ss.240.13d-1(b)(1)(ii)(F);

                  (g) [ ] A   parent   holding  company  or  control  person  in
accordance with ss.240.13d-1(b)(1)(ii)(G);

                  (h) [ ] A savings association as defined in Section 3(b) of the Federal Deposit Insurance Act (12 U.S.C. 1813);

                  (i) [ ] A church plan that is excluded from the definition of an investment company under section 3(c)(14) of the Investment Company Act of 1940 (15 U.S.C. 80a-3);

                  (j) [ ] Group, in accordance with ss.240.13d-1(b)(1)(ii)(J).

                  If this statement is filed pursuant to ss.240.13d-1(c), check this box [ ].


Item 4.           OWNERSHIP.
                  See Items 5-9 and 11 on the cover sheet for each Reporting Person.

-----------------------------                       ---------------------------
CUSIP No.  68554V 10 8                  13G           PAGE 7 OF 7 PAGES
-----------------------------                       ---------------------------

Item 5.           OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS.

                  Inapplicable.


Item 6.           OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER
                  PERSON.

                  Sawtooth Capital Management, Inc. is a Delaware corporation. The sole executive officers and directors of Sawtooth Capital Management, Inc. are Bartley B. Blout and George H. Brandon. Bartley B. Blout is the controlling stockholder of Sawtooth Capital Management, Inc. The principal business of Sawtooth Capital Management, Inc. is investing in securities and other investment instruments. Sawtooth Capital Management, Inc. acts as an investment advisor to Sawtooth Offshore Limited, and as general partner to Sawtooth Capital Management, L.P.

                  Sawtooth Capital Management, L.P. is a Delaware limited partnership. The general partner of Sawtooth Capital Management, L.P. is Sawtooth Capital Management, Inc. The principal business of Sawtooth Capital Management, L.P. is investing in securities and other investment instruments. Sawtooth Capital Management, L.P., acts as general partner of Sawtooth Partners, L.P. and as investment advisor to Polaris Prime Small Cap Value, L.P.




Item 7. IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY.

                  Inapplicable.


Item 8.           IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP.

                  See Items 2(a) and 6 of this Schedule.


Item 9.           NOTICE OF DISSOLUTION OF GROUP.

                  Inapplicable.

-----------------------------                       ---------------------------
CUSIP No.  68554V 10 8                  13G           PAGE 7 OF 7 PAGES
-----------------------------                       ---------------------------



Item 10.          CERTIFICATION.

                  By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.


Dated:  November 22, 2000.


                                        SAWTOOTH CAPITAL MANAGEMENT, L.P.

                                        By:  Sawtooth Capital Management, Inc.
                                             General Partner


                                             /s/    Bartley B. Blout
                                             --------------------------------
                                             By:  Bartley B. Blout
                                                  President




                                        SAWTOOTH CAPITAL MANAGEMENT, INC.



                                             /s/    Bartley B. Blout
                                             --------------------------------
                                             By:  Bartley B. Blout
                                                  President



/s/  Bartley B. Blout
------------------------------
Bartley B. Blout